Exhibit (h)(70)

AMENDMENT TO REPORT MODERNIZATION ADDENDUM
to Fund Accounting and Administration Agreement

This Amendment dated June 17, 2020 (this “Amendment”) is to the Report Modernization Addendum dated May 21, 2018, as amended (the “Addendum”) to the Fund Accounting and Administration Agreement dated October 1, 2007, as amended (the “Agreement”), by and between ALPS Fund Services, Inc., a Colorado corporation (“ALPS”), and Financial Investors Trust, a Delaware statutory trust (the “Trust”).

WHEREAS, ALPS and the Trust wish to amend the Addendum in certain respects as more fully set forth below.

NOW, THEREFORE, in consideration of the premises and mutual covenants hereinafter contained, the parties hereto agree as follows:

1.	Effective as of the date of this Amendment, Appendix II to the Addendum to the Agreement is replaced in its entirety with the new Appendix II attached hereto and incorporated by reference herein.

2.	Except as specifically set forth herein, all other provisions of the Addendum and the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the day and year first above written.

FINANCIAL INVESTORS TRUST

By:	/s/ Bradley J. Swenon
Name:	Bradley J. Swenson
Title:	President

ALPS FUND SERVICES, INC.

By:	/s/ Michael Sleightholme
Name:	Michael Sleightholme
Title:	Authorized Representative

Appendix II

Compensation

Fees for the Additional Services:

For the Additional Services, the Trust will pay ALPS as follows:

*	This fee is subject to an annual cost of living adjustment as described in Section 2 of the Amendment.

The above fees are based on assumptions derived from the Trust’s historical portfolio information and/or information provided by the Trust. ALPS’ fees are subject to revision by ALPS, upon ninety (90) days prior notice to the Trust, if ALPS determines that the Trust’s portfolio composition changes or additional work is required by ALPS as it originally contemplated for its provision of the Additional Services. In the event the Trust requests the use of alternative data suppliers additional fees may apply.

Third Party Expenses:

All third party expenses incurred in providing the Additional Services will be billed to the Trust, including, but not limited to, expenses related to security reference data, portfolio risk metrics, valuation leveling and/or similar data provided by third party suppliers. For third party suppliers from which the Trust receives services as part of an existing ALPS relationship or agreement, the Trust will be billed the amount attributable to the services it received, calculated before application of any discount that ALPS may receive as part of its overall relationship with the supplier (if applicable). All expenses in which a third party supplier does not have an established relationship with ALPS will be billed to the Trust as incurred.

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